UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 8, 2011

PPG INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	001-1687	25-0730780
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One PPG Place, Pittsburgh, Pennsylvania		15272
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (412) 434-3131

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 8, 2011, Robert J. Dellinger informed PPG Industries, Inc. (the “Company”) of his resignation as the Company’s Senior Vice President and Chief Financial Officer, effective June 10, 2011, for personal health-related reasons. Mr. Dellinger will remain with the Company through June 30, 2011 in order to assist with a smooth transition of his responsibilities.

In connection with his resignation, the Company and Mr. Dellinger entered into a Separation Agreement that provides Mr. Dellinger with (i) a lump-sum separation payment of $800,000, (ii) a lump-sum payment of $250,000 in lieu of his annual bonus for 2011, (iii) immediate vesting of 70,000 previously awarded stock options, and (iv) continued vesting of 23,000 previously awarded restricted stock units (“RSUs”) and 8,333 previously awarded total shareholder return contingent shares (“TSRs”) in accordance with their terms as though he remained in the Company’s employ through the vesting dates of such awards.

Also on June 8, 2011, the Company appointed David B. Navikas as Senior Vice President, Finance and Chief Financial Officer, effective June 10, 2011. Prior to his appointment, Mr. Navikas, age 60, served as Controller since joining the Company in November 1995. He was appointed Vice President and Controller in March 2000.

In connection with his appointment, effective July 1, 2011, Mr. Navikas’ monthly salary will be increased to $41,667, and he will be eligible for a prorated target cash bonus under the Company’s Incentive Compensation Plan of $450,000. In August 2011, Mr. Navikas will receive a grant of 12,290 stock options, 2,663 RSUs and 2,663 TSRs pursuant to the Company’s Omnibus Incentive Plan. In February 2012, Mr. Navikas will receive a grant of stock options, RSUs and TSRs with an aggregate value of $1,000,000 at the time of grant.

In connection with the foregoing, the Company issued a press release announcing Mr. Dellinger’s resignation and Mr. Navikas’ appointment. A copy of the Company’s press release is attached hereto as Exhibit 99.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99	Press release dated June 10, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PPG INDUSTRIES, INC.
(Registrant)

Date: June 10, 2011	/s/ Charles E. Bunch
Charles E. Bunch
Chairman and Chief Executive Officer